FARGO ELECTRONICS, INC.
SUBORDINATED PROMISSORY NOTE

    FOR VALUE RECEIVED, the undersigned, FARGO ELECTRONICS, INC., a Minnesota corporation (the "Company") whose principal place of business is located at 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344, promises to pay to the order of Robert P. Cummins and his permitted successors and assigns ("Holder"), the principal amount of TEN MILLION DOLLARS ($10,000,000), together with interest accruing from the date of this Note on the unpaid principal balance hereof at a rate of twelve percent (12%) per annum, compounded annually.

Section 1. Schedule of Payments.

    a.  Interest on the unpaid principal hereof and any accrued and unpaid interest outstanding hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues. Subject to the terms of the Revolving Credit and Term Loan Agreement between the Company and BankBoston, N.A., as Agent, and the Banks from time to time party thereto (collectively, the "Senior Lenders") dated as of the date hereof (as amended and in effect from time to time, including any replacement agreement therefor, the Senior Loan Agreement"), interest shall be payable annually in arrears on December 31, 1998 and on each December 31 thereafter.

    b.  Subject to the terms of the Senior Loan Agreement, if not sooner prepaid, the entire principal balance hereof, together with any accrued but unpaid interest hereunder, shall be due and payable on the earliest to occur of (i) a "Liquidation Event" (as defined in the Company's Amended and Restated Articles of Incorporation); (ii) an "IPO" (as defined in the Company's Amended and Restated Articles of Incorporation); or (iii) August 18, 2004 (the "Maturity Date").

Section 2. All payments of principal and interest on this Note and any other payment due hereunder shall be made to Holder at 9658 Xylon Avenue So., Bloomington, MN, 55438, unless the Holder notifies the Company in writing of any change in such address.

Section 3. Prepayments. The Company may voluntarily prepay this Note, in whole or in part, at any time without penalty or premium.

Section 4. Subordination. Except as otherwise expressly agreed in writing among Holder, the Company and any holder of Senior Debt (as defined below), Holder hereby specifically acknowledges and agrees that, to the extent set forth in this Section 4, all indebtedness evidenced by or relating to this Note (the "Subordinated Indebtedness") shall be and hereby is junior and subordinate to all Senior Debt and that the subordination of the obligations to Holder under or in respect of this Note is for the benefit of all holders of Senior Debt.

    In furtherance thereof:

      a.  Holder hereby agrees that upon the occurrence and during the continuation of any default or event of default under any documents, instruments or agreements evidencing, or otherwise executed in connection with, the Senior Debt (a "Senior Debt Default"), the Company will have no obligation to make, and the Holder will not accept or receive, any payment of principal of or interest on the Subordinated Indebtedness until such Senior Debt has been paid in full in cash or such Senior Debt Default shall have been cured or waived;

      b.  Holder agrees that it shall hold in trust and immediately pay over to the Company (or the holder of Senior Debt if so directed by the Company or otherwise obligated), in the same form of payment received, with appropriate endorsements, for application to the Senior Debt, any cash amount that the Company pays to the Holder with respect to the Subordinated Indebtedness, except payments which the Holder is entitled to receive (i) pursuant to Sections 1 and 4 hereof, and (ii) pursuant to any subordination or other agreements from time to time executed among the Holder, the Company and any holder of Senior Debt;

      c.  Holder agrees that it will not assert, collect or enforce the Subordinated Indebtedness or any part thereof, or take any action to foreclose or realize upon the Subordinated Indebtedness or any part thereof, or exercise any other rights or remedies against the Company, with respect to the Subordinated Indebtedness other than the right to accelerate the Subordinated Indebtedness unless and until all Senior Debt shall have paid in full in cash; and

      d.  Holder agrees to execute any subordination agreement(s) that the Company and the holders of any Senior Debt may reasonably request to further evidence the subordination of the indebtedness evidenced hereby to any Senior Debt of the Company.

    "Senior Debt" means and includes all principal of, interest on, premium, if any, and reimbursement, indemnity or other obligations of the Company with respect to any (i) indebtedness owing to any bank, trust company, insurance company or other institutional lender providing financing to the Company incurred, created or arising pursuant to any agreement or instrument which the Company executes and delivers from time to time, and (ii) any amendment, modification, supplement, restatement, refinancing, deferral, renewal, extension or refunding of any such indebtedness described in (i) above (including, without limitation, any of the foregoing having the effect of increasing the principal amount of the indebtedness outstanding or available thereunder) as may be entered into by the Company from time to time, including, without limitation, all obligations owing to the Senior Lenders under the Senior Loan Agreement;  provided, however, that the maximum aggregate principal amount of Senior Debt shall not exceed $62,500,000.

    The indebtedness evidenced hereby shall at all times be unsecured and in no event shall Holder or a subsequent holder hereof be deemed to have the benefit of any lien, security interest or guaranty.

Section 5. Events of Default. The occurrence of any one or more of the following events with respect to the Company shall constitute an event of default hereunder ("Event of Default");

      a.  If the Company shall fail to pay any payment of principal or interest on this Note at the times and in the amounts set forth in Section 1 and such failure is not cured within sixty (60) days of the date such payment is due; and

      b.  If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), the Company shall (i) commence a voluntary case or proceeding, (ii) be subject to the entry of an order for relief against it in an involuntary case, (iii) be subject, in whole or part, to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) make an assignment for the benefit of its creditors, (v) be insolvent, or (vi) admit in writing its inability to pay its debts as they become due.

Section 6. Remedies. Subject to the provisions Section 4 of this Note, upon the occurrence of an Event of Default hereunder (a) the entire unpaid principal balance of this Note, together with all accrued interest thereon shall, at Holder's option, upon written notice or demand to the Company, become immediately due and payable, and (b) Holder may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Company all sums due under this Note.

Section 7. Waivers. The remedies of Holder as provided herein and in any other documents governing or securing repayment hereof shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No delay by Holder in the exercise of any right or remedy shall operate as a waiver of that right or remedy. No single or partial exercise by Holder of any right or remedy shall preclude any other or future exercise of that right or remedy or the exercise of any other right or remedy. No waiver by Holder of any default or of any provision of this Note shall be effective unless in writing and signed by Holder. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion.

    Except to the extent expressly provided herein, the Company and every endorser and guarantor of this Note waive demand for payment, presentment, notice of dishonor, and protest of this Note and consent to any extension or postponement of time of its payment, to any substitution, exchange, or release of all or any part of any security, if any, given to secure this Note, to the addition of any party to this Note, and to the release, discharge, waiver, modification, or suspension of any rights and remedies against any person who may be liable for the indebtedness evidenced by this Note.

Section 8. Applicable Law. This Note and the rights and obligations of the parties under it shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

Section 9. Notices. Any notice or demand which is required or provided to be given under this Note shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344, or at any other address designated by the Company; if to the Holder, at 9658 Xylon Avenue So., Bloomington, MN 55438, or at any other address designated by the Holder to the Company in writing.

Section 10. Compliance With Usury Laws and Related Matters. It is the intention of the Holder and the Company to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the Holder be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Holder or any later holder may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the Holder ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Company, or other party lawfully entitled thereto. Any provision hereof, or of any other agreement between the Holder or any later holder and the Company, that operates to bind, obligate, or compel the Company to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Holder or any later holder and the Company that is in conflict with the provisions of this paragraph.

Section 11. Assignment. Holder shall not assign or transfer all or any portion of this Note without the prior written consent of the Company.

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    IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Company as of the date first written above.

FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND Gary Holland President